Exhibit 23.4

March 10, 2022

Board of Directors

Everett Co-operative Bank

ECB Bancorp, Inc.

Everett, Massachusetts 02149

Members of the Boards of Directors:

We hereby consent to the use of our firm’s name in the Form FR Y-3, and any amendments thereto, to be filed with the Federal Reserve Board, in the Notice or Application for Conversion, and any amendments thereto, to be filed with the Massachusetts Commissioner of Banks and the Federal Deposit Insurance Corporation, and in the Registration Statement on Form S-1, and any amendments thereto, to be filed with the Securities and Exchange Commission. We also hereby consent to the inclusion of, summary of and references to our Valuation Appraisal Report and any Valuation Appraisal Report Updates and our statement concerning subscription rights in such filings including the prospectus of ECB Bancorp, Inc. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

Sincerely,
RP® FINANCIAL, LC.

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